CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2005 and March 7, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to the Board of Trustees and Shareholders of ProFunds VP and ProFunds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Columbus, Ohio

April 29, 2005